AGREEMENT

      AGREEMENT, made this 1st day of November, 1997, by and among BioCoral, Inc., a Delaware corporation ("BioCoral") with its principal place of business c/o Stein Riso Haspel & Jacobs LLP, 805 Third Avenue, New York, NY 10022 U.S.A.; Vida Nassiri Khoobdehi ("Vida"), residing at Abu Dhabi, U.A.E.; and Jean Darondel ("Jean"), residing at Les Marroniers, 14340 Cambremer, FRANCE.

                              WITNESSETH:

      WHEREAS, BioCoral has been, since 1996, a shareholder of Inoteb S.A., a French societe anonyme ("Inoteb") owning, as of August 31, 1997, approximately 57% of Inoteb's outstanding share capital; and

      WHEREAS, Jean was an original shareholder of Inoteb who exchanged his Inoteb shares for BioCoral shares in 1995; and

      WHEREAS, in June 1997, Inoteb's board decided to do an "augmentation of capital" ("Augmentation") for Inoteb, similar to a "rights offering" in the US, in the aggregate amount of FF 5,411,795; and

      WHEREAS, the Augmentation, by decision of the Inoteb board, was open only to existing shareholders of Inoteb as of such date; and

      WHEREAS, by letter dated June 12, 1997, BioCoral engaged itself to participate in the Augmentation up to FF 4,000,000 in order to guarantee the continuation of Inoteb through the end of 1997 to Inoteb's French auditors, which was necessary for Inoteb to continue its ordinary business operations; and

      WHEREAS, in order to permit BioCoral to take advantage of the Augmentation to improve its position in Inoteb, Vida loaned BioCoral (the "Vida Loan") the sum of $260,000 (US)
on September 20, 1997, then equivalent to FF 1,549,236 (the day rate at Credit du Nord, BioCoral's bank), in order for BioCoral to subscribe for an aggregate of 7,557 shares of Inoteb (the "Vida Shares"); and

      WHEREAS, on October 24, 1997, Jean also loaned BioCoral (the "Jean Loan") the sum of FF 971,905, to enable BioCoral to subscribe for an aggregate of 4,741 Inoteb shares (the "Jean Shares"); and

      WHEREAS, as a result of the two aforementioned subscriptions, BioCoral has become a major shareholder of Inoteb owning approximately 66.96% of Inoteb's shares and Vida and Jean desire to formalize their respective relationships with BioCoral regarding the Vida Loan and the Jean Loan, all as more fully set forth herein;

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      1. Vida Loan. The Vida Loan shall be a demand loan with simple interest at the rate of 10% per annum, denominated in US dollars. Since the Vida Shares were purchased by BioCoral and are registered in its name, BioCoral hereby pledges the Vida Shares as security for the repayment of the Vida Loan. Further, BioCoral agrees to escrow such Vida Shares, with all voting rights appurtenant thereto, with Stein Riso Haspel & Jacobs LLP, counsel to BioCoral, pending repayment of or conversion of the Vida Loan. At Vida's option, the Vida Loan may be converted at any time into 307,245 shares of BioCoral common stock, to be registered in the name of Vida or her designee, all costs and expenses of such exchange to be borne by BioCoral. Such conversion, which shall be by simple notice to BioCoral, shall be cause for the immediate release of the Vida Shares from escrow.

      2. Jean Loan. The Jean Loan shall be a demand loan with simple interest at the rate of 10% per annum, denominated in US dollars. Since the Jean Shares were purchased by BioCoral and are registered in its name, BioCoral hereby pledges the Jean Shares as security for the repayment of the Jean Loan. Further, BioCoral agrees to escrow such Jean Shares, with all voting rights appurtenant thereto, with Stein Riso Haspel & Jacobs LLP, counsel to BioCoral, pending repayment of or conversion of the Jean Loan. At Jean's option, the Jean Loan may be converted at any time into 192,755 shares of BioCoral common stock, to be registered in the name of Jean or his designee, all costs and expenses of such exchange to be borne by BioCoral. Such conversion, which shall be by simple notice to BioCoral, shall be cause for the immediate release of the Jean Shares from escrow.

      3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered personally or when mailed, first class, postage prepaid, by registered or certified mail, return receipt requested, addressed to the parties at their respective addresses first above mentioned or to such other address as any party shall hereafter designate to the other parties in conformity with the foregoing.

      4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      5. Complete Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings with respect to such subject matter.

      6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and personal representatives. This Agreement may not be assigned by any party hereto without the prior written consent of other parties hereto and any such attempted assignment shall be void and of no force and effect, except that Vida may designate an assignee of her right to receive her shares under Section 1 above without the consent of any other party hereto.

      7. Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

      8. Severability and Applicable Law. Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder hereof. This Agreement shall be deemed to be made under and shall be construed and enforced in accordance with the laws of the State of New York without regard to its principles of conflict of laws.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                    BIOCORAL, INC.

/s/ Vida Nassiri Khoobdehi
-----------------------------
Vida Nassiri Khoobdehi

                                    By: /s/ Nasser Nassiri
                                        -----------------------------
                                          Nasser Nassiri, President

/s/ Jean Darondel
-----------------------------
Jean Darondel                       By: /s/ Ramine Almassi
                                        -----------------------------
                                          Ramine Almassi, Director